EXHIBIT 10.2

May 13, 2014

Mr. Tony Woodard
1855 Bishop’s Green Drive
Marietta, GA 30062

Re: Severance Arrangements

Dear Tony:

With the recent announcement of Mel Hope’s departure in May, Popeyes Louisiana Kitchen, Inc. (the “Company”) would like to confirm with you that you have been identified as a “Key Employee”. The Company believes you are a key participant in its financial functions and would like to retain the continued benefit of your services, and minimize the impact that the recent announcement might have on your long term employment opportunities with the Company.

Therefore, the Company would like to enhance your current severance pay to which you otherwise may be entitled under the Company’s current severance plan. The following terms will now cover your severance benefits until the later of one (1) year from the date of this letter agreement, or six (6) months after the start of employment by the new CFO of the Company (the “Transition Period”):

1.
As a “Key Employee” you will have the opportunity to receive, instead of the current six (6) months severance pay described in the Company’s current severance plan, the amount of twelve (12) months of severance pay based upon your annualized base salary less applicable holdings at the time of severance. The payments will be made either in lump sum or salary continuation, as determined by the Company.

2.
Eligibility for the severance benefits described herein will be triggered by your “Eligible Termination” during the Transition Period. This generally means that you will be eligible for severance benefits if your employment with the Company is involuntarily terminated by the Company without Cause (as hereinafter defined); but you will not be eligible if you are terminated for Cause, if you voluntarily terminate your employment with the Company, if your employment ends because of your death or disability, or there is otherwise a separation of service (as defined in the IRS tax code and related income tax regulations). Payment of these severance benefits is further conditioned upon your completion of any reasonably required transition assignments designated by the Company and the execution of a general release of the Company, and any such payments will be made in accordance with the applicable provisions of the IRS tax code and related income tax regulations.

The term "Cause" shall mean (i) Employee commits fraud or is convicted of a crime involving moral turpitude, (ii) Employee, in carrying out his duties hereunder, has been guilty of gross neglect or gross misconduct resulting in harm to the Company or any of its subsidiaries or affiliates, (iii) Employee shall have failed to materially comply with the policies of the Company or shall have refused to follow or comply with the duly promulgated directives of the CEO or the Board, or (iv) Employee otherwise materially breaches a material term of this Agreement.

3.
Except as otherwise specified in this letter, all of the terms, conditions and benefits generally available under the Company’s standard severance plan will continue to apply to you. To the extent there is a conflict between the terms of this letter and the terms contained in the Company’s standard severance plan, then the terms of this letter shall control.

This letter agreement does not alter the at-will employment relationship the Company maintains with you, and the employment relationship may be terminated at any time with or without cause or notice either by you or the Company. Nothing in this Agreement prevents you at any time from seeking employment elsewhere, if you feel that is in your best interest. This Agreement is simply meant to reward you for your willingness to continue your employment pursuant to the terms herein.
Please feel free to contact me if you have any questions.

Sincerely,

/s/ Cheryl A. Bachelder
Cheryl A. Bachelder
Chief Executive Officer